Exhibit 10.1

SECOND LETTER AGREEMENT

This Second Letter Agreement (this “Agreement”), dated as of June 12, 2024, is hereby entered into by and between EGT-East, LLC, a Delaware limited liability company (the “Investor”), and FiscalNote Holdings, Inc., a Delaware corporation (the “Company” and, together with the Investor, the “Parties”):

Capitalized terms used and not defined herein have the respective meanings assigned to them in each Note.

WHEREAS, the Parties entered into that certain Letter Agreement, dated April 11, 2024 (the “First Letter Agreement”), which modified certain Senior Subordinated Convertible Promissory Notes made by the Company in favor of the Investor as of each of December 8, 2023 and January 5, 2024 (each, a “Note” and, together, the “Notes”), to, among other matters, to:

1.
permit the Company to: (A) convert $1,599,495 in outstanding principal amount of the Notes (representing $798,485 in principal amount of the Note dated as of December 8, 2023 and all $801,010 in principal amount of the Note dated as of January 5, 2024) into 1,011,308 shares of Common Stock; and (B) deliver 1,991,960 shares of Common Stock in full satisfaction of the Company’s obligation under that certain AI Copilot Partnership Agreement, dated as of December 8, 2023 (the “Co-Pilot Agreement”), to issue Fee Shares (as defined in the Co-Pilot Agreement), in each case on the terms set forth in the First Letter Agreement (the aggregate amount of 3,003,268 shares, collectively, the “First Conversion Shares”); and
2.
provide for the Investor to dispose of the First Conversion Shares pursuant to a trading plan adopted with a specified brokerage firm.

WHEREAS, the Parties now wish for the Company to convert an additional portion of the outstanding principal amount of the Note dated as of December 8, 2023 (the “December Note”) into Conversion Shares, effective on the date hereof, and in the amount and on the terms set forth herein; and

WHEREAS, the Investor has entered into a trading plan (the “Plan”) which governs sales of the Conversion Shares to be issued in respect of the Second Converted Principal Amount (as defined below) as set forth in Exhibit A hereto.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in the Notes and this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.
Agreement to Convert. The Parties hereby agree that the Company shall convert $745,788 in outstanding principal amount of the Note dated as of December 8, 2023 (the “Second Converted Principal Amount”), into Conversion Shares pursuant to Section 3(b) of such Note, and the Company shall issue such Conversion Shares on or prior to the business day that immediately follows the date hereof. The Parties agree that, in light of the issuance of the First Conversion Shares and the Investor’s subsequent resales thereof and cash proceeds generated thereby, the Note dated as of January 5, 2024 has been fully discharged and shall be deemed cancelled and no longer outstanding.
2.
Trading Plan Termination. If the Investor terminates, or otherwise alters, amends or modifies, the Plan without the prior written consent of the Company at any time prior to the earlier of (i) June 30, 2024 and (ii) completion of all sales of Conversion Shares covered thereunder, the Investor agrees to forfeit any rights to receive the Additional Shares (as defined in the Co-Pilot Agreement) pursuant to the terms of the Co-Pilot Agreement; provided, that the Investor may terminate the Plan and adopt a new trading plan that is with the same broker and is substantially consistent with the terms and conditions of the Plan as set forth in Exhibit A hereto without the prior written consent of the Company, which termination and adoption shall not result in any requirement to forfeit any amount of Additional Shares.

3.
Information on Sales Proceeds. The parties agree that the Company and the Investor shall instruct the broker for the Plan to provide the Company (i) the number of shares of Common Stock sold, (ii) the date of such sale of Common Stock and (iii) the sales proceeds received upon the sale of such shares of Common Stock.
4.
Effect of Agreement. Except as amended or waived hereby or in the First Letter Agreement, the existing Notes are in all respects ratified and confirmed, and all of the terms, provisions and conditions thereof shall be and remain in full force and effect and are hereby incorporated by reference, except as waived, modified, amended and/or restated as set forth herein. In the event of any inconsistency or conflict between the provisions of the Notes and this Agreement, the provisions of this Agreement will prevail and govern. All references to the existing Notes shall hereinafter refer to the December Note as waived and modified by this Agreement.
5.
Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof.
6.
Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings between the Parties relating thereto.
7.
Further Assurances. The Parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.
8.
Counterparts. This Agreement may be executed in counterparts and delivered by facsimile or any similar electronic transmission device, each of which shall be deemed an original, but all of which shall be considered one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

FISCALNOTE HOLDINGS, INC.

By: /s/ Jon Slabaugh
Name: Jon Slabaugh
Title: Chief Financial Officer

EGT-EAST, LLC

By: /s/ Jasper Lau
Name: Jasper Lau
Title: CEO